Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1 (the “Form S-1”), of our auditor’s report dated December 19, 2024 with respect to the consolidated financial statements of Pineapple Financial Inc. as at August 31, 2024 and 2023 and for the years then ended August 31, 2024 and 2023, as included in the Annual Report on Form 10-K of Pineapple Financial Inc. as filed with the Securities and Exchange Commission.

We also consent to the reference to our firm under the heading “Experts” in the Form S-1.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

Mississauga, Canada

April 25, 2025